Exhibit 10.1

FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

This First Amendment to Fourth Amended and Restated Note Purchase Agreement (this "Amendment") is made and entered into effective as of October 29, 2004, and amends as set forth herein the Fourth Amended and Restated Note Purchase Agreement dated as of November 18, 2003 (the "Note Purchase Agreement") by and among Pilgrim’s Pride Corporation, a Delaware corporation (the "Company"), John Hancock Life Insurance Company ("Hancock"), the other parties identified on Schedule I attached hereto, ING Capital LLC ("ING"), and John Hancock Life Insurance Company, not individually but in its capacity as collateral agent ("Collateral Agent"). Capitalized terms not otherwise defined herein shall have the definitions provided therefor in the Note Purchase Agreement.

WHEREAS, pursuant to the Note Purchase Agreement, the Company issued and sold to the Hancock Purchasers $80,000,000 aggregate amount of its 2003 Series A Notes and to ING $20,000,000 of its 2003 Series B Notes;

WHEREAS, the Company has prepaid in full the 2003 Series B Note;

WHEREAS, the Company has requested that ING make available the funds prepaid on the 2003 Series B Note whereby amounts may hereafter be reborrowed, repaid and subsequently reborrowed again by the Company;

WHEREAS, ING is willing to provide a committed facility on the terms and conditions set forth herein; and

WHEREAS, the parties wish to amend the Note Purchase Agreement as provided herein as of the effective date of this Amendment.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Note Purchase Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Amendments to the Note Purchase Agreement.

1.1  Amendments to Article 1

A.  Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definitions of "Fixed Rate Notes", "Series B Floating Rate" and "2003 Series B Notes" set forth therein and replacing each such definition with the following:

"Fixed Rate Notes: the 2002 Notes, the 2003 Series A-1 Notes which are subject to the 2003 Series A-1 Fixed Rate and the 2003 Series A-2 Notes which are subject to the 2003 Series A-2 Fixed Rate."

"Series B Floating Rate: the Series B LIBOR Rate or the Series B Prime Rate, as the case may be."

"2003 Series B Notes: the meaning specified in Section 2.4(b)."

B.  Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definition of 2003 Series B Fixed Rate.

C.  Section 1.1 of the Note Purchase Agreement is hereby amended by adding the following definitions in their appropriate alphabetical order:

"Applicable Margin: the Series B LIBOR Margin or the Series B Prime Margin, as the case may be."

"First Amendment: the First Amendment to Fourth Amended and Restated Note Purchase Agreement dated as of October 29, 2004 among the Company, the Purchasers and the Collateral Agent."

"LIBOR Loans: Series B Revolving Loans that are subject to the Series B LIBOR Rate."

"Prime Loans: Series B Revolving Loans that are subject to the Series B Prime Rate."

"Series B Commitment: the obligation of ING to make Series B Revolving Loans hereunder."

"Series B Commitment Amount: $18,000,000 as such amount is reduced by $1,000,000 on each August 15 commencing August 15, 2006 until the 2003 Series B Maturity Date, and as such amount may be further reduced at any time or from time to time by the Company pursuant to Section 8.6."

"Series B LIBOR Margin: the number of basis points which shall be determined in accordance with the table attached hereto as Exhibit H based on the Company’s ratio of Funded Debt to Capitalization as provided in Section 10.5 at the time of the loan."

"Series B LIBOR Rate: the LIBOR Rate plus the Series B LIBOR Margin; provided, that if the provisions of Section 7.4 are in effect, the Series B LIBOR Rate shall be determined pursuant to Section 7.4."

"Series B Prime Margin: the number of basis points which shall be determined in accordance with the table attached hereto as Exhibit H based on the Company’s ratio of Funded Debt to Capitalization as provided in Section 10.5 at the time of the loan."

"Series B Prime Rate: the Prime Rate plus the Series B Prime Margin."

"Series B Revolving Loan: the meaning specified in Section 2.4(a)."

"Unused Commitment Fee: the meaning specified in Section 7.8."

"Unused Commitment Fee Factor: shall be determined in accordance with the table attached hereto as Exhibit H based on the Company’s then current ratio of Funded Debt to Capitalization as provided in Section 10.5."

1.2  Amendment to Article 2

Article 2 of the Note Purchase Agreement is hereby amended by adding a new Section 2.4 as follows:

"2.4.    The Series B Commitment.

(a)  The Series B Commitment. Subject to the terms and conditions hereof, ING agrees to extend loans to the Company (individually a "Series B Revolving Loan" and collectively, the "Series B Revolving Loans"). The aggregate principal amount of all Series B Revolving Loans at any time outstanding shall not exceed the then existing Series B Commitment Amount. The Series B Revolving Loans shall be available to the Company, and may be repaid (subject to the payment of any breakage costs contemplated by Section 8.4) and reborrowed, during the period from the date hereof until the 2003 Series B Maturity Date. The Series B Revolving Loans may be LIBOR Loans or Prime Loans. Each Series B Revolving Loan shall be in an amount not less than $500,000 or such greater amount which is an integral multiple of $250,000. Without ING’s consent, there shall not be more than ten (10) Series B Revolving Loans that are LIBOR Loans outstanding hereunder at any one time.

(b)  The Note. All Series B Revolving Loans made by ING hereunder shall be evidenced by a single Amended and Restated 2003 Series B Note of the Company substantially in the form of Exhibit B-1 hereto (as so amended and restated, the "2003 Series B Notes"). The aggregate principal amount of indebtedness evidenced by the 2003 Series B Amended and Restated Note at any time shall be, and the same is to be determined by, the aggregate principal amount of all Series B Revolving Loans made by ING to the Company pursuant hereto on or prior to the date of determination less the aggregate amount of principal repayments on such Series B Revolving Loans received by ING on or prior to such date of determination. ING shall record on its books or records the amount of each Series B Revolving Loan made by it hereunder, whether the Series B Revolving Loan is a LIBOR Loan or Prime Loan, and with respect to LIBOR Loans, the interest rate and Interest Period applicable thereto, and all payments of principal and interest and the principal balance from time to time outstanding. The record thereof shall be prima facie evidence as to all such amounts; provided, however, that the failure of ING to record or any mistake in recording any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Series B Revolving Loans made hereunder together with accrued interest thereon.

(c)  Determination of Applicable Margin. At such time as ING receives the financial statements and Officer’s Certificate specified in Section 9.2 for a particular quarter, ING shall notify the Company of any change in the Applicable Margin resulting therefrom. Any such change in the Applicable Margin shall be effective as of the fifth Business Day after receipt of such Officer’s Certificate and the Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination (and it being expressly understood and agreed that the Applicable Margin once set for a Series B Revolving Loan subject to the Series B LIBOR Rate will not change during the Interest Period applicable thereto). Notwithstanding the foregoing, from the effective time of the First Amendment until delivery of the next Officer’s Certificate, the Applicable Margin shall be at Level II as indicated on Exhibit H. Each determination of the ratio of Funded Debt to Capitalization as provided in Section 10.5 shall be conclusive and binding on the Company absent manifest error.

(d)  Manner of Borrowing.

(i)    The Company shall give telephonic or telecopy notice to ING (which notice, if telephonic, shall be promptly confirmed in writing) no later than (1) 12:00 p.m. EST on the date that is at least three (3) Business Days prior to the date of (A) each LIBOR Loan which ING is requested to make or continue and (B) the conversion of any Prime Loan to a LIBOR Loan and (2) 12:00 p.m. EST on the date of each Prime Loan which ING is requested to make. Each such notice shall specify the date of the Series B Revolving Loan requested (which shall be a Business Day), the amount of such Series B Revolving Loan, whether the Series B Revolving Loan is to be a LIBOR Loan or a Prime Loan, and with respect to LIBOR Loans, the Interest Period applicable thereto; provided, that in no event shall the principal amount of any requested Series B Revolving Loan plus the aggregate principal or face amount of all Series B Revolving Loans outstanding hereunder exceed the Series B Commitment Amount. The Company agrees that ING may rely on any such telephonic or telecopy notice given by any person who ING believes is authorized to give such notice without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if ING has acted in reliance thereon.

(ii)    The proceeds of each Series B Revolving Loan shall be made available to the Company at the principal office of ING in immediately available funds on the date such Series B Revolving Loan is requested to be made.

(e)    Conversion. Provided that no Event of Default or Potential Event of Default is continuing, the Company shall have the right, subject to the terms and conditions hereof, to convert Series B Revolving Loans of one type (in whole or in part) into Series B Revolving Loans of another type from time to time provided that: (i) the Company shall give ING notice of each such conversion as provided in this Section 2.4, (ii) the principal amount of any Series B Revolving Loan converted hereunder shall be in an amount not less than the minimum amount specified in Section 2.4(a), (iii) after giving effect to any such conversion in part, the principal amount of any Series B Revolving Loan then outstanding shall not be less than the minimum amount specified in Section 2.4(a), (iv) any conversion shall only be made on a Business Day and (v) LIBOR Loans converted prior to the last day of the Interest Period applicable thereto shall be subject to breakage costs described in Section 8.4.

(f)    Capital Adequacy. If, after the date hereof, ING shall have determined in good faith that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Par 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by ING with any request or directive regarding capital adequacy (whether or not having the force of law) or any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on ING’s capital, or on the capital of any corporation controlling ING, in each case as a consequence of its obligations hereunder to a level below that which ING would have achieved but for such adoption, change or compliance (taking into consideration ING’s policies with respect to capital adequacy) by an amount reasonably deemed by ING to be material, then from time to time, within fifteen (15) days after demand by ING, the Company shall pay to ING such additional amount or amounts as will compensate ING for such reduction."

1.3  Amendment to Article 4

Article 4 to the Note Purchase Agreement is hereby amended by adding a new Section 4.3 as follows:

"4.3    Conditions to Funding of Series B Revolving Loans. ING’s obligation to make any Series B Revolving Loan pursuant hereto shall be subject to the fulfillment to ING’s satisfaction, prior to the time of each advance, of the following conditions:

(a)    Representation, Warranties and Covenants.    The representations and warranties of the Company contained in this Agreement shall be and remain true and correct as of said time as if made at such time, except that the representations and warranties made in Section 5.3 shall be deemed to refer to the most recent financial statements furnished to the Purchasers pursuant to Section 9.2 hereof, and the Company shall be in full compliance with all of the terms and conditions hereof.

(b)    No Event of Default or Potential Event of Default. No Event of Default or Potential Event of Default shall have occurred and be continuing.

(c)    Compliance with Commitment Amount. After giving effect to the requested loan and to each outstanding Series B Revolving Loan, the aggregate principal amount of all Series B Revolving Loans outstanding shall not exceed the Series B Commitment Amount.

(d)    No Material Adverse Change. No change shall have occurred in the condition or operation of the Company or any Subsidiary since the date of the financial statements (quarterly or annual, as applicable) most recently provided by the Company to the Purchasers pursuant to Section 9.2(a) or (b), as applicable, which, when considered in the aggregate, could reasonably be expected to have a Material Adverse Effect."

1.4  Amendment to Section 7.3

Section 7.3 of the Note Purchase Agreement is amended by deleting Section 7.3(c) in its entirety and inserting in lieu thereof the following:

"(c)    Interest on each LIBOR Loan shall accrue interest on the unpaid principal amount thereof from the date such LIBOR Loan is made until the last day of the Interest Period applicable thereto or, if earlier, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Series B LIBOR Rate or (ii) the Highest Lawful Rate, and shall be due and payable in accordance with Section 8.1(d). Interest on each Prime Loan shall accrue interest on the unpaid principal amount thereof from the date such Prime Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Series B Prime Rate or (ii) the Highest Lawful Rate, and shall be due and payable in accordance with Section 8.1(d). Interest on each Series B Revolving Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days."

1.5  Amendment to Section 7.6

Section 7.6 of the Note Purchase Agreement is hereby amended by deleting Section 7.6(c) in its entirety and inserting in lieu thereof the following:

"(c)    [reserved]"

1.6  Amendment to Article 7

Article 7 of the Note Purchase Agreement is hereby further amended by adding a new Section 7.8 as follows:

"7.8    Unused Commitment Fee. The Company shall pay to ING an unused commitment fee (the "Unused Commitment Fee") payable in arrears by the fifteenth day of the month following the last day of each calendar quarter of the Company in an amount equal to the product of (i) the Unused Commitment Fee Factor in effect on such date and (ii) the difference between the then current Series B Commitment Amount less the then average daily outstanding Series B Revolving Loans during such quarter. The Unused Commitment Fee shall first be due and payable following the Company’s fiscal quarter ending on or about December 31, 2004 and shall thereafter continue until the 2003 Series B Maturity Date or the earlier termination of the Series B Commitment."

1.7  Amendments to Section 8.1

Section 8.1 of the Note Purchase Agreement is hereby amended by deleting Section 8.1(d) and (e) in their entirety and inserting in lieu thereof the following:

"(d)    Interest on Prime Loans shall be payable quarterly in arrears on the last Business Day of each calendar quarter. Interest on LIBOR Loans shall be payable in arrears in respect of each Interest Period on the last Business Day of such Interest Period; provided, that if the applicable Interest Period is longer than three (3) months, interest shall be payable on the last Business Day of every third month during the Interest Period. With respect to any Interest Period, interest shall accrue from and including the first day of such Interest Period to but excluding the last day thereof. Interest accrued to but excluding the 2003 Series B Maturity Date shall be due and payable on the 2003 Series B Maturity Date.

(e)    On August 15 of each year following August 15, 2004, the Company shall make a principal payment on the 2003 Series B Note equal to the positive difference, if any, between the then outstanding principal amount of all Series B Revolving Loans less the Series B Commitment Amount. On the 2003 Series B Maturity Date, the Company shall make a final payment on the 2003 Series B Note, in cash, in an aggregate amount equal to the outstanding principal amount of all Series B Revolving Loans plus all accrued and unpaid interest."

1.8  Amendment to Section 8.2(c)

Section 8.2 of the Note Purchase Agreement is hereby amended by deleting Section 8.2(c) in its entirety and inserting in lieu thereof the following:

"(c)    From time to time, upon prior notice, the Company shall have the right, at its option, to prepay all or any part of the 2003 Series B Note without premium or penalty, which prepayment shall be applied to the outstanding principal amount in the direct order of maturity, provided that with respect to prepayments of Series B Revolving Loans that are subject to the Series B LIBOR Rate, such prepayment shall be subject to any breakage costs described in Section 8.4. The principal amounts voluntarily prepaid on the 2003 Series B Notes may, subject to the terms and conditions of this Agreement, be borrowed, repaid and reborrowed again by the Company up to the then available Series B Commitment Amount."

1.9  Amendment to Section 8.2(d)

Section 8.2 of the Note Purchase Agreement is hereby amended by deleting the last sentence of Section 8.2(d) in its entirety.

1.10  Amendment to Section 8.3

Section 8.3 of the Note Purchase Agreement is hereby amended by deleting the reference to "Section 8.2" in the first sentence thereof and inserting in lieu thereof the reference "Section 8.2(a) and (b)".

1.11  Amendment to Section 8.4

Section 8.4 of the Note Purchase Agreement is hereby amended by deleting Section 8.4(a) in its entirety and inserting in lieu thereof the following:

"(a)    The Company agrees to indemnify each Holder of 2003 Series B Notes for, and promptly to pay to each such Holder of 2003 Series B Notes upon written request, any amounts required to compensate such Holder for any losses, costs or expenses sustained or incurred by such Holder as a consequence of any event (including any acceleration of a 2003 Series B Note and any prepayment of a 2003 Series B Note), which results in such Holder receiving any amount on account of the principal of any 2003 Series B Note prior to the end of the Interest Period in effect therefor, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Holder of 2003 Series B Notes to fund or maintain such 2003 Series B Notes."

1.12  Amendment to Article 8

Article 8 of the Note Purchase Agreement is hereby amended by adding a new Section 8.6 as follows:

"8.6    Termination or Reduction of the Commitment. The Company shall have the option at any time and from time to time, upon 5 days prior written notice to ING (or such shorter period of time as agreed to by ING) to terminate the Series B Commitment or irrevocably reduce the Series B Commitment Amount, provided that the Series B Commitment Amount may not be reduced to an amount less than the aggregate principal amount of Series B Revolving Loans then outstanding. Any termination pursuant to this Section 8.6 may not be reinstated."

1.13  Amendments to Section 14.2

Section 14.2 of the Note Purchase Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

"14.2.    Acceleration.

(a)    Upon the occurrence of any Event of Default described in Section 14.1(f), the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable, and there shall also be due and payable the applicable Premium, if any, in respect of the unpaid principal amount of the Notes, all without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, which are hereby waived, and the obligation of ING to extend any further credit pursuant to the terms hereof shall immediately terminate.

(b)    Upon the occurrence of any Event of Default other than as described in Section 14.1(f), (i) ING may at any time terminate the Series B Commitment on the date stated in its written notice to the Company, and (ii) the Required Holders may at any time (unless all defaults shall theretofore have been remedied and all costs and expenses including, without limitation, reasonable attorneys’ fees and expenses incurred by or on behalf of the registered holders of the Notes by reason thereof shall have been paid in full by the Company) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, and there shall also be due and payable the applicable Premium, if any, in respect of the principal amount of the Notes so declared due and payable, all without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind (except as otherwise specifically provided herein or in the Security Documents), which are hereby waived. The Company acknowledges that each Purchaser purchased those Notes which it purchased on the basis and assumption that such Purchaser and the Holders from time to time of the Notes would receive the payments of principal and/or interest set forth in Articles 2, 7 and 8 hereof for the full term of the Notes; therefore, whenever the maturity of the Notes has been accelerated by reason of an Event of Default, a tender of the amount necessary to satisfy any part or all of the indebtedness represented by the Notes paid at any time following such Event of Default and prior to a foreclosure or trustee’s sale shall be deemed a voluntary prepayment, and such payment shall include the applicable Premium. Similarly, any purchase at a foreclosure sale or a trustee’s sale shall be deemed a voluntary prepayment, and the Holders shall, to the extent permitted by law, receive out of the proceeds of such sale, in addition to all other amounts to which they are entitled, the applicable Premium."

1.14  Amendments to Exhibits

The Note Purchase Agreement is hereby modified by adding new Exhibit B-1 and Exhibit H in the forms attached hereto.

2.  Representations and Warranties.

The Company hereby represents and warrants to each Purchaser as follows:

2.1  Compliance with Note Purchase Agreement. The Company is in compliance with all terms and provisions set forth in the Note Purchase Agreement, as amended hereby, to be observed or performed.

2.2  Representations in Note Purchase Agreement. The representations and warranties of the Company set forth in the Note Purchase Agreement, as amended hereby, except for those relating to a specific date other than the date hereof, are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof.

2.3  No Default.No Event of Default or Potential Event of Default is continuing.

2.4  Continuing Security Interests. All amounts owing by the Company under the Note Purchase Agreement, as amended hereby, and the Notes will continue to be secured by the Lien in favor of the Collateral Agent on behalf of the Holders in all of the collateral granted under the Security Documents and nothing herein will affect the validity, perfection or enforceability of such security interests.

2.5  No Conflicts. Neither the execution, delivery or performance of this Amendment by the Company, nor compliance by the Company with the Note Purchase Agreement, as amended hereby, (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) any statute or other rule or regulation of any Governmental Authority or (ii) any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it, or any of its property, is bound, except where such conflict, breach or default would not have a Material Adverse Effect, or (b) results or will result in the creation or imposition of any Lien upon the properties of the Company or any of its Subsidiaries pursuant to any such agreement or instrument, except for Permitted Exceptions.

3.  Miscellaneous.

3.1  Modification of Other Agreements. Any reference to the Note Purchase Agreement in any of the Notes or Security Documents shall mean, unless otherwise specifically provided, the Note Purchase Agreement as amended and supplemented by this Amendment, and as the Note Purchase Agreement is further amended, restated, supplemented or modified from time to time and any substitute or replacement therefore or renewals thereof.

3.2  Fees and Expenses. The Company agrees to pay (i) ING an amendment fee in the amount of 10 basis points times the Series B Commitment Amount as of the date of this Amendment ($18,000) and (ii) all out-of-pocket expenses incurred by the Holders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, all reasonable attorneys’ fees.

3.3  Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

3.4  Governing Law. This Amendment shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Texas, without regard to conflict of laws principles.

3.5  Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed signature page to this Amendment by telecopy shall be deemed to constitute delivery of an originally executed signature page hereto.

3.6  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.7  References. Any reference to the Note Purchase Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

3.8  Conditions to Effectiveness. This Amendment shall be effective as of the date first set forth above upon (i) execution hereof by the Company and the Required Holders (including ING), (ii) the delivery to ING of the fully-executed Amended and Restated 2003 Series B Note, (iii) the execution by the Company of a Modification to Security Documents, in form and substance satisfactory to Holders, and (iv) the payment of the fees and expenses required by Section 3.2 hereof.

3.9  Continued Effectiveness. Notwithstanding anything contained herein, the terms of this Amendment are not intended to and do not serve to effect a novation as to the Note Purchase Agreement. The parties hereto expressly do not intend to extinguish the Note Purchase Agreement. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness outstanding as of the date hereof and created under the Note Purchase Agreement which is evidenced by the Notes and secured by the Collateral. The Note Purchase Agreement as amended hereby remains in full force and effect.

[Signature Pages Follow]

DALDMS/510679.1 --

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE COMPANY:	PILGRIM’S PRIDE CORPORATION By: /s/ Richard A. Cogdill Name: Richard A. Cogdill Title: Chief Financial Officer
THE PURCHASERS:	JOHN HANCOCK LIFE INSURANCE COMPANY By: /s/ William H. Hasson Name: William H. Hasson Title: Managing Director
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY By: /s/ William H. Hasson Name: William H. Hasson Title: Authorized Signatory
INVESTORS PARTNER LIFE INSURANCE COMPANY By: /s/ William H. Hasson Name: William H. Hasson Title: Authorized Signatory

ING CAPITAL LLC By: /s/ Lina A. Garcia Name: Lina A. Garcia Title: Vice President
COLLATERAL AGENT:	JOHN HANCOCK LIFE INSURANCE COMPANY, not individually but in its capacity as Collateral Agent By: /s/ William H. Hasson Name: William H. Hasson Title: Managing Director

DALDMS/510679.1

EXHIBIT H

Pricing Level	Funded Debt to Capitalization Ratio	Series B LIBOR Margin	Series B Prime Margin	Unused Commitment Fee Factor
I	≤35%	100.0 basis points	0 basis points	25.0 basis points
II	> 35%≤40%	125.0 basis points	0 basis points	25.0 basis points
III	> 40%≤45%	150.0 basis points	0 basis points	37.5 basis points
IV	> 45%≤50%	162.5 basis points	0 basis points	37.5 basis points
V	> 50%≤55%	187.5 basis points	0 basis points	42.5 basis points
VI	> 55%≤60%	212.5 basis points	25.0 basis points	50.0 basis points
VII	> 60%≤65%	237.5 basis points	25.0 basis points	50.0 basis points
VIII	> 65%	262.5 basis points	25.0 basis points	50.0 basis points

DALDMS/510679.1

EXHIBIT B-1

PILGRIM’S PRIDE CORPORATION

AMENDED AND RESTATED 2003 SERIES B NOTE

No. B-1Dallas, Texas
$18,000,000.00October 29, 2004

PILGRIM’S PRIDE CORPORATION, a Delaware corporation (the "Company"), for value received, hereby promises to pay to ING Capital LLC (the "Purchaser"), or registered assigns, the principal amount of EIGHTEEN MILLION AND NO/100 DOLLARS ($18,000,000.00) or so much thereof as may be disbursed and outstanding hereunder, together with interest, as hereinafter described, payable in accordance with the Note Purchase Agreement (as defined below). This Note is an amendment and restatement and not a novation of that certain 2003 Series B Note dated as of November 24, 2003 from the Company to Purchaser.

This Amended and Restated 2003 Series B Note (this "Note") evidences the Series B Revolving Loans made, and to be made, pursuant to, and has been executed and delivered under, and is subject to the terms of, the Fourth Amended and Restated Note Purchase Agreement (the "Note Purchase Agreement"), dated as of November 18, 2003, among the Company, John Hancock Life Insurance Company, the Purchaser, the other parties named therein as Purchasers and John Hancock Life Insurance Company, not individually but in its capacity as collateral agent, as amended by the First Amendment to the Fourth Amended and Restated Note Purchase Agreement dated as of October 29, 2004, and as may be further amended from time to time, and is the "2003 Series B Note" referred to therein. Unless otherwise defined herein, each capitalized term used herein has the meaning given to such term in the Note Purchase Agreement.

Payments of principal, interest and Premium, if any, shall be made in lawful money of the United States of America. Each payment of principal and interest shall be by the method and at the address specified for such purpose in the applicable Schedule of Information for Payment and Notices, or by such other method or at such other address as the registered holder of this Note shall have designated by written notice, as provided in the Note Purchase Agreement.

Principal and accrued interest shall be due and payable as provided in the Note Purchase Agreement. All unpaid principal of this Note, together with accrued and unpaid interest hereon will be due and payable on December 15, 2010, if not earlier paid in accordance with the terms of the Note Purchase Agreement. Notwithstanding the foregoing, this Note may be subject to prepayment in full as provided in the Note Purchase Agreement.

The registered holder of this Note is entitled to the benefits of the Note Purchase Agreement and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

This Note is a registered Note and, as provided in the Note Purchase Agreement, is transferable only upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or in part, as specified in the Note Purchase Agreement.

In case an Event of Default shall occur and be continuing, the unpaid balance of the principal of this Note, together with all accrued interest, may be declared and become due and payable in the manner and with the effect provided in the Note Purchase Agreement.

Except as otherwise specifically provided in the Note Purchase Agreement, the Company hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. Except as otherwise specifically provided in the Note Purchase Agreement, no course of dealing and no delay on the part of the registered holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such registered holder’s rights, powers or remedies.

Anything in this Note or the Note Purchase Agreement to the contrary notwithstanding, the Company shall never be required to pay interest on or with respect to this Note or the Note Purchase Agreement at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest that would otherwise be payable on or with respect to this Note or the Note Purchase Agreement would exceed the Highest Lawful Rate, or if the registered holder of this Note shall receive anything of value that is deemed or determined to constitute interest that would increase the effective rate of interest payable on or with respect to this Note or the Note Purchase Agreement to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest that would otherwise be payable on or with respect to this Note or the Note Purchase Agreement shall be reduced to the amount allowed at the Highest Lawful Rate under applicable law, and (b) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall, at the option of the registered holder of this Note, be either refunded to the Company or credited on the principal of this Note or any other obligation outstanding under or with respect to this Note or the Note Purchase Agreement. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any registered holder of this Note, or under the Note Purchase Agreement that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by applicable law (now or, to the extent permitted by law, hereafter enacted) governing the Highest Lawful Rate, by (i) characterizing any non-principal payment as an expense, fee or premium rather than as interest, and (ii) amortizing, prorating, allocating and spreading in equal parts during the period of the full term of this Note (including the period of any renewal or extension hereof), all interest at any time contracted for, charged or received by such registered holder in connection herewith. As used in this paragraph, the term "Highest Lawful Rate" means the maximum non-usurious rate of interest permitted from time to time to be contracted for, taken, charged or received with respect to this Note or the Note Purchase Agreement by the registered holder hereof, under applicable law in effect with respect to this Note or the Note Purchase Agreement.

DALDMS/510679.1

This Note shall be governed by the laws of the State of Texas (without regard to its conflicts of law provisions) and applicable federal law

PILGRIM’S PRIDE CORPORATION
a Delaware corporation

By:
Name:
Title:

DALDMS/510679.1